Exhibit 10.30

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between Gemstar-TV Guide International, Inc. (the “Company”) and Christine Levesque (“Executive”), as of the 9th day of May, 2003 (the “Effective Date”).

I.           EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, from June 4, 2003 (the “Start Date”) (it being understood that, during any intervening period between the Effective Date and the Start Date, neither party may, during such period, withdraw from, revoke or otherwise terminate this Agreement for any reason), to and including August 18, 2006 (the “Term”). This Agreement is subject to renewal only as set forth in Section VI below.

II.          DUTIES.

A.         Executive shall serve during the course of her employment as Executive Vice President, Communication, Marketing and Government Affairs, and shall have the duties and responsibilities set forth on Exhibit A hereto and such other duties and responsibilities as Executive and the Chief Executive Officer (the “CEO”) of the Company may mutually agree to from time to time following the Start Date. In such capacity, the Executive shall perform the functions assigned and have the authority delegated to her, consistent with her position and the terms of this Agreement, by the Company. During the Term, Executive shall report directly to the Company’s CEO.

B.          Executive agrees to devote the time and attention reasonably necessary to fulfill duties for employer hereunder. Executive agrees that while she is employed by the Company, she will not, directly or indirectly, engage in any other business activities or pursuits, whether on her own behalf or on behalf of any other person, firm or corporation; provided, however, that nothing herein shall prevent Executive, upon approval of the Company (which approval shall not be unreasonably withheld), from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any affiliate of the Company. Furthermore, nothing herein shall prevent Executive from (i) investing in real estate for her own account, (ii) owning less than two percent (2%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in the over-the-counter market by a member of a national securities exchange or (iii) participating in or undertaking other activities which (x) do not conflict with Executive’s obligations under the first sentence of this Section II-B, (y) do not compete with the business of the Company or any affiliate of the Company and (z) are performed before or after customary business hours for an individual holding Executive’s position or a substantially similar position in the same or a substantially similar business (for purposes of illustration, and not in limitation, of this subparagraph (iii), Executive may, following the Start Date and subject to (x), (y) and (z) above, elect to teach a class).

C.          Executive shall render services primarily in Manhattan, subject to such travel as the rendering of services hereunder may reasonably require.

III.        COMPENSATION.

A.         As compensation for Executive’s services, the Company will, during the Term, on regular pay dates as then in effect under applicable Company policy, pay Executive at the rate of:

(i)         $375,000 per annum for the period from the Start Date through February 29, 2004;

(ii)        $410,000 per annum for the one-year period from March 1, 2004 through February 28, 2005;

(iii)      $435,000 per annum for the one-year period from March 1, 2005 through February 28, 2006; and

(iv)      $435,000 per annum for the period from March 1, 2006 through August 18, 2006 (“Period 4”).

B.          Annual Bonus. Executive shall be paid an annual bonus (the “Bonus”) at the Company’s sole discretion (except as expressly provided in this Agreement (including without limitation the second and third sentences of this Section III-B)) based upon Executive’s performance and the performance of the Company with a target bonus of thirty five percent (35%) of then-current base salary (the “Target Amount”), such Bonus to be determined and paid (subject to Section IV-E below and subsection (ii) of the following sentence with respect to the Stub Period) on a calendar year basis, and paid promptly following the conclusion of the calendar year to which it relates. Notwithstanding the foregoing, Executive (i) shall be paid a guaranteed Bonus (the “Guaranteed Bonus”) of $131,250 for the calendar year ending December 31, 2003 (not pro-rated for the partial year) and (ii) may be paid, on a discretionary basis, despite the expiration of the Term prior to December 31, 2006, a pro-rated portion of the Target Amount (the “Stub Amount”) for the portion of year 2006 covered by the Term (the “Stub Period”), such Bonus to be paid promptly following expiration of the Term. The Company acknowledges and agrees that any failure by it to pay to Executive at least the full Target Amount for calendar years 2004 and 2005 and the Stub Amount for the Stub Period must be premised on a reasonable basis directly relating to Executive’s performance or the Company’s performance, such reasons to be explained to Executive in a reasonably detailed written statement delivered to her promptly following the end of the applicable calendar year or the Stub Period.

C.          Welfare and Benefit Plans. Executive and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and benefit plans, arrangements, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, short and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs and any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation or profit-sharing or other compensation (including deferred compensation) plan) to the extent applicable or available generally to other peer executives of the Company.

D.         Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by her in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of the Company; in furtherance, but not in limitation, of the foregoing, the Company acknowledges and agrees that Executive shall in all instances be fully reimbursed for business-class (or, if business-class is not available, first class) air travel in respect of any flight which may be reasonably expected to last three and one-half (3.5) hours or more. Further, the Company agrees to promptly reimburse Executive for the reasonable legal fees incurred by Executive in connection with the preparation and negotiation of this Agreement, provided, that in no event will the Company be required to reimburse Executive pursuant to this sentence for more than $7,500.

E.          Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company. Further, Executive shall be entitled to no less than four (4) weeks paid vacation, per calendar year (pro-rated for partial calendar years).

F.          Stock Options. (i) The Company shall grant to Executive as soon as practicable following the Start Date (but in no event more than sixty (60) days following the date thereof) (the date on which the grant is made in accordance with the terms of this sentence, the “Grant Date”), subject to Compensation Committee approval (the “Grant Condition”) and the vesting provisions described in this Agreement, nonqualified stock options (the “Options”) under the Company’s 1994 Stock Incentive Plan, as amended (the “Plan”), to acquire eighty six thousand six hundred sixty-eight (86,668) shares of the Company’s Common Stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to the terms of Section IV-E, the Options shall vest as follows: (i) seventeen thousand three hundred thirty-three and 6/10 (17,333.6) Options shall vest in full and become immediately exercisable on the first anniversary of the Grant Date, (ii) seventeen thousand three hundred thirty-three and 6/10 (17,333.6) Options shall vest in full and become immediately exercisable on the second anniversary of the Grant Date, (iii) seventeen thousand three hundred thirty-three and 6/10 (17,333.6) Options shall vest in full and become immediately exercisable on the third anniversary of the Grant Date, (iv) seventeen thousand three hundred thirty-three and 6/10 (17,333.6) Options shall vest in full and become immediately exercisable on the fourth anniversary of the Grant Date and (v) seventeen thousand three hundred thirty-three and 6/10 (17,333.6) Options shall vest in full and become immediately exercisable on the fifth anniversary of the Grant Date. Except as otherwise provided under Section IV-E, the right to exercise vested Options shall expire on the tenth anniversary of the Grant Date. The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the first trading day after the Grant Date on the NASDAQ National Market Reporting System. The Company shall use its best efforts to ensure that all Common Shares issuable upon exercise of the Options will be, upon issuance, registered on a form S-8 registration statement (or any successor form) and satisfy the requirements of Rule 16b-3(d) under the Exchange Act of 1934 (the “Exchange

Act”) so as to exempt the grant hereunder under Section 16(b) of the Exchange Act. Except as otherwise specifically provided in this Agreement (including the penultimate sentence of this Section III-F(i) and Section III-F-(ii) below), the Options shall be subject to and shall be evidenced by a written option agreement in the form of Exhibit B hereto (the “Option Agreement”). Except as expressly provided in this Agreement (including the penultimate sentence of this Section III-F(i) and Section III-F(ii) below), the Options shall be subject to the terms and conditions set forth in the Plan and the Option Agreement. In the event that a provision of this Agreement conflicts or is inconsistent with a provision of the Option Agreement or the Plan, the provision of this Agreement shall control. Additional annual Option grants may be made at Company’s sole discretion.

(ii)        In furtherance, and not in limitation, of the penultimate sentence of Section III-F(i) above, the Company acknowledges and agrees that all of Sections 6 and 7 of the Option Agreement and Section 3 of Exhibit A to the Option Agreement shall under no circumstances apply to, affect or be effective against or in respect of Executive or the Options or Executive’s rights and benefits with respect thereto as provided for herein.

G.         Company Right to Modify Plans. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referred to in Sections III-C, III-D, III-E and III-F (except that the amount of vacation to which Executive is entitled to each year may not be reduced) at any time without recourse by Executive so long as such action (i) is taken generally with respect to all other similarly situated peer executives and does not single-out Executive, (ii) is taken pursuant to and in accordance with the terms of such plans, practices, policies and programs as such terms have been presented and explained to Executive prior to the date hereof and (iii) does not materially adversely affect any rights or benefits of Executive under or in respect of the Options as such rights and benefits exist as of the Grant Date under this Agreement, the Plan and the Option Agreement.

IV.       TERMINATION.

A.         Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. In addition, the Company may terminate Executive’s employment upon 30 days’ written notice upon the Disability (as defined below) of Executive. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of her position for (i) a period of 120 consecutive days or (ii) an aggregate of 180 days during any twelve month period.

B.	Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean

(i)	Executive is convicted, or pleads guilty or nolo contendre to, a felony;

(ii)	Executive engages in continued conduct that constitutes gross negligence or willful misconduct in carrying out her duties under this Agreement, resulting, in either case, in material economic harm to or material damage to the reputation of the Company or any of its affiliates; or

(iii)	Executive breaches any material affirmative or negative covenant or undertaking hereunder (other than insubstantial breaches), which breach is not substantially cured within thirty days after written notice to Executive specifying such breach (which notice shall refer to this Section IV-B(iii) and state that the Company believes the breach constitutes Cause hereunder).

A termination “for Cause” shall be communicated by a written notice of termination to Executive, which notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

C.          Other than Cause or Death or Disability. The Company may terminate Executive’s employment at any time, with or without Cause, upon 30 days’ written notice. Executive may terminate her employment, or resign, from the Company at any time, with or without Good Reason (defined below), upon 30 days’ written notice.

D.         Good Reason. Executive may terminate her employment with (or resign from) the Company for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires Executive to relocate her principal office outside of Manhattan without Executive’s consent; (ii) the Company assigns Executive to a position other than Executive Vice President, Communication, Marketing and Government Affairs; (iii) the Company materially diminishes Executive’s duties, authority, status or responsibilities or alters Executive’s reporting relationship; (iv) the Company breaches any material provision of this Agreement (other than immaterial breaches), including, without limitation, the last sentence of Section III-B; (v) a material diminution of employee benefits, or any other material adverse change in Executive’s working conditions; or (vi) the Grant Condition not being satisfied. Before terminating her employment with Good Reason, Executive shall give the Company written notice of her intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, Executive may terminate her employment and this Agreement upon the expiration of such thirty (30) day period.

E.          Obligations of the Company Upon Termination.

1.          Death or Disability. If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations to Executive or her legal representatives under this Agreement (except as provided in this Section IV-E-1), other than for (a) payment of the sum of (i) Executive’s annual base salary through the date of termination to the extent not theretofore paid, (ii) any accrued vacation pay to the extent not theretofore paid and (iii) all business expenses which were incurred by Executive prior to or as of the date of termination but not yet reimbursed by the Company (the sum of the amounts described in clauses (i), (ii) and (iii) above shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Executive or her estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment to Executive or her estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare or benefit plans; and (c) payment of the pro-rated portion of the Target Amount (regardless of the discretionary nature of the Target Amount under Section II-B) for the calendar year in which Executive’s death occurs (or, in the event Executive’s death occurs (i) prior to or on December 31, 2003, payment of the pro-rated portion of the Guaranteed Bonus or (ii) during the Stub Period, payment of the full Stub Amount), which shall be paid to Executive or her estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination. If Executive’s employment is terminated by reason of Executive’s Disability, this Agreement shall terminate without further obligations to Executive or her legal representative under this Agreement (except as provided in this Section IV-E-1), other than for (a) payment of the sum of the Accrued Obligations, which shall be paid to Executive or her estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment to Executive or her estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare or benefit plans; (c) until the earlier of the end of such Disability and August 18, 2006, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which she was participating (and on the same basis that she was participating) on the date of termination of her employment due to Disability subject to the terms of such plans and to the extent such coverage may be available to disabled employees; and (d) payment of the pro-rated portion of the Target Amount (regardless of the discretionary nature of the Target Amount under Section II-B) for the calendar year in which Executive’s termination due to Disability occurs (or, in the event Executive’s termination due to Disability occurs (i) prior to or on December 31, 2003, payment of the pro-rated portion of the Guaranteed Bonus or (ii) during the Stub Period, payment of the full Stub Amount), which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination. In the event of a termination of the Executive’s employment as a result of death or Disability, (a) in addition to the Options already vested, a pro-rated portion of the Options which would have vested on the first anniversary of the Grant Date following Executive’s termination shall vest in full immediately as of the date of termination and (b) Executive or her estate or beneficiary, as applicable, shall be entitled, in accordance with the terms hereof and thereof, to exercise any Options which shall have vested prior to or as of the date of Executive’s termination. Other than as set forth in the previous sentence, all unvested Options as of the date of termination due to death or Disability shall be terminated and forfeited.

2.          Cause. If Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations, which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-E-2, then the Company’s decision to terminate shall be deemed to have been made under Section IV-E-3 and the provisions thereunder shall apply and be promptly implemented. In the event of a termination of the Executive’s employment for Cause, Executive shall be entitled, in accordance with the terms hereof and thereof, to exercise any Options which shall have vested prior to Executive’s termination. All unvested Options as of the date of termination for Cause shall be terminated and forfeited.

3.          Other than Cause or Death or Disability. If the Company terminates Executive’s employment for other than Cause or death or Disability, this Agreement shall terminate without further obligations to Executive (except as provided in this Section IV-E-3) other than (a) payment of Accrued Obligations, which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination; (b) a severance payment to Executive of $410,000, which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination (provided, that if Executive’s termination other than for Cause, death or Disability occurs during Period 4, Executive will be paid in a lump sum in cash within 30 days of the date of termination, in lieu of the aforementioned $410,000, the difference between $205,000 and the gross amount of base compensation that had been paid to Executive for Period 4 up to Executive’s date of termination); and (c) payment of the pro-rated portion of the Target Amount (regardless of the discretionary nature of the Target Amount under Section II-B) for the calendar year in which Executive’s termination other than for Cause, death or Disability occurs (or, in the event Executive’s termination other than for Cause, death or disability occurs (i) prior to or on December 31, 2003, payment of the pro-rated-portion of the Guaranteed Bonus or (ii) during the Stub Period, payment of the full Stub Amount), which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination, in each case less standard withholdings (to the extent applicable). Furthermore, if the Company terminates Executive’s employment for other than Cause, death or Disability, all of the Options, to the extent not previously vested at the time of such termination, shall thereupon vest in full and shall continue to be exercisable in accordance with the terms hereof and thereof.

4.          Termination By Executive with Good Reason. For all purposes under this Agreement, any termination (or resignation) by Executive with Good Reason shall be treated the same as a termination by the Company other than for Cause, death or Disability and Executive shall be entitled to the payments and benefits set forth in Section IV-E-3 above.

5.          Termination By Executive without Good Reason. If Executive terminates (or resigns) her employment without Good Reason, this Agreement shall terminate without further obligations to Executive other than for the timely payment of Accrued Obligations, which shall be paid to Executive in a lump sum in cash within 30 days of the date of termination. In the event of a termination (or resignation) by Executive of her employment without Good Reason, Executive shall be entitled, in accordance with the terms hereof and thereof, to exercise any Options which shall have vested prior to Executive’s termination (or resignation). All unvested Options as of the date of termination (or resignation) without Good Reason shall be terminated and forfeited.

6.          Exercise of Vested Options. In the event Executive’s employment with the Company is terminated: (i) following the expiration of the Term for any reason, Executive (or her estate or beneficiaries, if applicable) shall have two (2) years from the date of termination to exercise Executive’s vested Options (provided, that Executive shall have no right to exercise vested Options following the ten (10)-year anniversary of the Grant Date), (ii) prior to the expiration of the Term due to Executive’s death or Disability, Executive (or her estate or beneficiaries, if applicable) shall have two (2) years from the date of termination to exercise Executive’s vested Options (including without limitation Options which vested on the date of termination pursuant to Section IV-E-1 above), (iii) prior to the expiration of the Term due to the Company’s termination of the Executive for Cause, Executive shall have three (3) months from the date of termination to exercise Executive’s vested Options, (iv) prior to the expiration of the Term due to the Company’s termination of the Executive other than for Cause, death or Disability, or termination (or resignation) by Executive for Good Reason, Executive shall have two (2) years from the date of termination to exercise Executive’s vested Options (including without limitation Options which vested on the date of termination pursuant to Sections IV-E-3 and IV-E-4 above) or (v) prior to the expiration of the Term due to termination (or resignation) by Executive without Good Reason, Executive shall have three (3) months from the date of termination to exercise Executive’s vested Options.

6.          No Mitigation Required; Obligations Absolute. All amounts paid or due to Executive pursuant to this Section IV-E shall be paid without regard to whether Executive has taken or takes actions to mitigate damages. Further, the obligations of the Company under this Section IV-E shall be absolute and unconditional and in no event subject to set-off or counterclaim.

V.         ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Los Angeles, California before a sole arbitrator selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective in accordance with the terms thereof; provided, further, that the Arbitrator shall be knowledgeable in industry standards and practices and the matters giving rise to the dispute, that the power of the Arbitrator shall be limited to interpreting this Agreement as written and that the Arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. Any award or relief granted by the Arbitrator shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Notwithstanding any term of this Section V or the AAA Rules, each party shall bear its own costs with respect to any arbitration hereby and there shall be no “fee-shifting”. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of this Agreement.

VI.       RENEWAL.

This Agreement may be renewed by mutual written agreement of the parties. Executive and Employer shall meet in good faith to discuss renewal prior to September 1, 2005, with a view towards reaching a determination regarding the renewal or non-renewal of this Agreement at the end of the Term. Each of the parties acknowledges and agrees that neither the Company nor Executive has any obligation to renew this Agreement or to continue Executive’s employment after the expiration of the Term, and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

VII.     ANTISOLICITATION.

Executive promises and agrees that during the Term or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, or for a period of twelve (12) months following the termination of this Agreement prior to the expiration of the Term due to Executive’s termination for Cause or resignation without Good Reason, she will not cause or attempt to cause customers of the Company or any of its subsidiaries or affiliates, either directly or indirectly, to terminate or diminish their business relationship with the Company, or any subsidiary or affiliate of the Company. Each of the parties acknowledges and agrees that the terms of this Section VII shall not apply to any period following termination of this Agreement prior to the expiration of the Term due to Executive’s Disability or termination without Cause or resignation with Good Reason. Further, each of the parties acknowledges and agrees that the terms of this Section VII shall not apply in the event Executive resigns from the Company prior to the expiration of the Term following Mr. Jeff Shell’s termination by or resignation from the Company for any reason (including without limitation Mr. Shell’s death or disability) or Mr. Shell’s removal or resignation from the position of CEO of the Company for any reason.

VIII.    JOINING FORMER COMPANY EMPLOYEES.

Executive promises and agrees that for twelve (12) months following her termination of employment, she will not enter business or work with any individual who was employed in the same division or department of the Company as Executive (other than her Executive Assistant) at any time during the six (6) month period prior to Executive’s termination (such an individual, a “Six-Month Individual”), and who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity (a “Competitor”) then in competition with the business of the Company or any subsidiary or affiliate of the Company. Each of the parties acknowledges and agrees that the terms of this Section VIII shall only apply in the event (i) Executive would be performing substantially the same duties for Competitor as she performs for the Company and (ii) Executive’s employment is terminated prior to the expiration of the Term by the Company for Cause or (subject to the following sentence) by the Executive without Good Reason. Each of the parties further acknowledges and agrees that the terms of this Section VIII shall not apply in the event Executive resigns from the Company prior to the expiration of the Term following Mr. Jeff Shell’s termination by or resignation from the Company for any reason (including without limitation Mr. Shell’s death or disability) or Mr. Shell’s removal or resignation from the position of CEO of the Company for any reason.

IX.       SOLICITING EMPLOYEES.

Executive promises and agrees that she will not, during the term of this Agreement and for a period of twelve (12) months following termination of her employment by the Company with Cause or by Executive without Good Reason or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any Six-Month Individual (other than her Executive Assistant) who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any Competitor. Each of the parties acknowledges and agrees that the terms of this Section IX shall not apply to any period following termination of this Agreement prior to the expiration of the Term due to Executive’s Disability or termination without Cause or resignation with Good Reason.

X.        CONFIDENTIAL INFORMATION.

Executive, in the performance of Executive’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes, that is not part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of duties on behalf of the Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, based on the Confidential

Material, which Executive prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be in Executive’s possession or under Executive’s control.

XI.       COOPERATION

The Executive Agrees that during the Term and for a reasonable period thereafter she will, to a reasonable extent, cooperate with the Company’s and its affiliates’ defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the Term. The Company agrees to promptly reimburse the Executive for any reasonable and necessary out-of-pocket costs incurred by the Executive in providing any such assistance.

XII.     SUCCESSORS.

A.         This Agreement shall not, without the prior written consent of the Company, be assignable by Executive (other than in connection with Executive’s death, in which case Executive’s successors, beneficiaries, estate and/or heirs shall automatically be entitled to all of the rights and benefits specified herein).

B.          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XIII.    WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIV.   MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Executive and the Company’s Executive Vice President Administration.

XV.     SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity (only to the extent it does not materially alter the benefits and burdens of the parties hereunder as the same existed immediately prior to such invalidity) shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVI.    COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XVII.    GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

XVIII.    CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIX.     COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at c/o Friedman Kaplan Seiler & Adelman LLP, 1633 Broadway, 46th Floor, New York, New York 10019, Attention: Ellen A. Harnick or addressed to the Company at 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028, Attention, Executive Vice President Administration. Either party may change the address at which notice shall be given by written notice given in the above manner.

XX.     EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXI.    INDEMNITY

To the maximum extent permitted by applicable law, the Company shall indemnify Executive and hold Executive harmless from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including without limitation reasonable attorneys’ fees, costs of investigation and experts, settlements and other amounts incurred or suffered by Executive in connection with or relating to the defense of any action, suit or proceeding, and in connection with any appeal thereof) (a) incurred by Executive in any and all threatened, pending or completed actions, suits or proceedings, whether civil or criminal, administrative or investigative (including without limitation actions, suits or proceedings brought by or in the name of the Company or related person or entity or shareholder), by reason of Executive’s status or actions or inactions, including actual or alleged errors or omissions, as an employee or agent of the Company or any affiliate of the Company or (b) arising out of any breach of this Agreement by the Company.

Executive shall be entitled to such indemnification notwithstanding any actual or alleged negligence or breach of duty by Executive, provided only that Executive shall not be entitled to indemnification if a court shall finally determine that acts of active and deliberate dishonesty by Executive were material to the claim adjudicated.

The Company shall promptly advance to Executive any and all expenses incurred by Executive in defending any and all such actions, suits or proceedings. The advances to be made hereunder shall be paid by the Company to Executive within twenty (20) days following delivery of a written request therefore by Executive to the Company. However, Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company.

This Section XXI shall survive the termination of this Agreement for any reason.

XXII.  Representations of the Company

The Company represents and warrants to Executive that (i) it has full power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by the Company has been duly authorized by all necessary corporate actions and (iii) this Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors).

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
By	/s/ GLORIA DICKEY

Gloria Dickey Executive Vice President Administration

CHRISTINE LEVESQUE
/s/ CHRISTINE LEVESQUE

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